UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2025

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-14875	52-1261113
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 12th Street NW, Washington, D.C. 20004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (202) 312-9100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each Exchange on which Registered
Common Stock, par value $0.01 per share	FCN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement

On November 21, 2025, FTI Consulting, Inc. (“FTI Consulting” or the “Company”) entered into an agreement for leases (the “Agreement for Leases”) with PNBJ I Limited (the “Landlord”) to guarantee the obligations of FTI Consulting Management Limited (the “Tenant”), a wholly-owned subsidiary of the Company, to take three leases (the “Leases”) of certain premises located at One Exchange Square, 175 Bishopsgate, London EC2M 3TW (the “Premises”) for FTI Consulting’s London office comprising approximately 80,664 rentable square feet in the aggregate. Prior to January 31, 2026, the Tenant has the right to elect to increase the Premises to approximately 102,828 rentable square feet in the aggregate.

The Tenant expects to be granted the Leases and accept possession of the Premises on or about September 25, 2027, subject to the satisfaction of certain conditions, including the Landlord’s delivery of the vacant Premises to the Tenant after the Landlord’s completion of agreed upon work on the Premises. FTI Consulting will act as guarantor of the Tenant’s obligations under the Leases. The Leases will have a term of 15 years, subject to a break option allowing the Tenant to terminate the Leases at the end of the 10th year. Rental payments under the Leases will be abated for the first 16.5 months of the Leases, subject to certain extensions of the abatement period if the Landlord fails to perform its work timely. Thereafter, the rental payments under the Leases will commence and will be payable in quarterly installments for an aggregate amount of approximately $115 million, or $145 million in the event that 102,828 rentable square feet is taken, assuming no increases in the yearly rent and based on foreign exchange rates as of the date of the Agreement for Leases, excluding lease-related incentives, over the contractual term of the Leases. The rental payments will be subject to an open market review after every 5 years of the term of the Leases, at which time the rent may be increased (but not decreased) depending on then-current market conditions. Rental payments may be abated for an additional 12 months if the Tenant does not exercise its break option to early terminate the Leases at the end of the 10th year.

At the end of the initial 15-year term, Tenant has a one-time contractual right to renew each of the Leases for a term of either 5 years or 10 years. Rental payments for any renewal term will be set at the fair market rental value of the Premises for the applicable renewal term, taking into consideration all relevant factors, but will not be less than the rent payable immediately before the start of the renewal term. There is also a statutory right to renew each of the Leases.

In certain circumstances, if the Tenant continues to occupy the Premises that are the subject of the Leases, the Company has a right of first refusal to enter into an additional lease with the Landlord for an additional floor of the Premises. Any such lease will be on the rent, rental payment abatement and rent review terms offered by the Landlord but for a term that will be co-terminus with the Leases.

Other than the Leases, there are no material agreements between FTI Consulting and the Landlord, and there is no material relationship between FTI Consulting and the Landlord.

The foregoing summary of the Agreement for Leases does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement for Leases, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the Agreement for Leases set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

ITEM 9.01.	Financial Statements and Exhibits

10.1*	Agreement for Leases, dated November 21, 2025, by and among FTI Consulting, Inc., PNBJ I Limited (the “Landlord”), and FTI Consulting Management Limited.

104	The Cover Page from FTI Consulting’s Current Report on Form 8-K dated November 21, 2025, formatted in Inline XBRL.

*

Exhibits and Schedules (or similar attachments) to the Agreement for Leases are not filed. FTI Consulting, Inc. will supplementally furnish a copy of any omitted Exhibit or Schedule (or similar attachment) to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI Consulting, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTI CONSULTING, INC.

Dated: November 26, 2025

	By:	/s/ CURTIS P. LU
	Name:	Curtis P. Lu
	Title:	General Counsel

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